Columbia Funds Series Trust II - Semi-annual N-SAR report for the period ending 4/30/10

Columbia Retirement 2005 Portfolio
Columbia Retirement 2010 Portfolio
Columbia Retirement 2015 Portfolio
Columbia Retirement 2020 Portfolio
Columbia Retirement 2025 Portfolio
Columbia Retirement 2030 Portfolio
Columbia Retirement 2035 Portfolio
Columbia Retirement 2040 Portfolio

 (each a "Fund", collectively the "Funds")


Item 77C - Matters submitted to a vote of security holders:

Columbia Retirement Portfolios

On March 3, 2010, a special meeting of shareholders of Columbia Funds Series Trust was held to consider the approval of several proposals
listed in the proxy statement for the meeting.   Proposal 1 and
Proposal 2 were voted on by shareholders of Columbia Retirement 2005 Portfolio, Columbia Retirement 2010 Portfolio, Columbia Retirement
2015 Portfolio, Columbia Retirement 2020 Portfolio, and Columbia Retirement 2025 Portfolio at the March 3, 2010 meeting of shareholders, by shareholder of Columbia Retirement 2030 Portfolio and Columbia Retirement 2035 Portfolio at an adjourned meeting of shareholders held on March 31, 2010 and by shareholders of Columbia Retirement 2040 Portfolio at an adjourned meeting of shareholders held on April 26, 2010. Proposal 3 was voted on at an adjourned meeting of shareholders held on April 26, 2010. The results of shareholder meeting are as follows:

Proposal 1: A proposed Investment Management Services Agreement with Columbia Management Investment Advisers, LLC (formerly, RiverSource Investments, LLC) (CMIA) was approved for each Fund as follows:

                                                             Broker
Fund                 Votes For   Votes Against  Abstentions  Non-Votes
Columbia Retirement
  2005 Portfolio      102,909         0              0         5,132
Columbia Retirement
  2010 Portfolio       99,968        70              0         19,186
Columbia Retirement
  2015 Portfolio      113,858        446           5,625       43,969
Columbia Retirement
  2020 Portfolio      157,826        914           1,167       64,303
Columbia Retirement
  2025 Portfolio      167,257         0              481       127,859
Columbia Retirement
  2030 Portfolio      180,155       3,111          2,997        76,310
Columbia Retirement
  2035 Portfolio      206,281        156             0         166,463
Columbia Retirement
  2040 Portfolio      333,527       6,355         12,543       209,594


Proposal 2: A proposal authorizing CMIA to enter into and materially amend subadvisory agreements for the Fund in the future, with the approval of the Trust's Board of Trustees, but without obtaining additional shareholder approval, was approved for each Fund as follows:

                                                             Broker
Fund                 Votes For   Votes Against  Abstentions  Non-Votes
Columbia Retirement
  2005 Portfolio      102,909         0              0         5,132
Columbia Retirement
  2010 Portfolio       98,849       1,189            0         19,186
Columbia Retirement
  2015 Portfolio      113,858        446           5,625       43,969
Columbia Retirement
  2020 Portfolio      156,434       2,306          1,167       64,303
Columbia Retirement
  2025 Portfolio      167,257         0              481       127,859
Columbia Retirement
  2030 Portfolio      177,621       6,025          2,617        76,310
Columbia Retirement
  2035 Portfolio      199,967        742           5,728       166,463
Columbia Retirement
  2040 Portfolio      331,192      10,696          10,537      209,594


Proposal 3: Each of the nominees for trustees was elected to the Trust's Board of Trustees, each to hold office until he or she dies, resigns or is removed or, if sooner, until the next meeting of shareholders called for the purpose of electing trustees and until the election and qualification of his or her successor, as follows:

Trustee                  Votes For       Votes Withheld    Abstentions
Edward J. Boudreau, Jr.  2,680,026,424   72,649,450        0
William P. Carmichael    2,679,841,716   72,834,157        0
William A. Hawkins       2,679,847,210   72,828,663        0
R. Glenn Hilliard        2,679,699,063   72,976,810        0
John J. Nagorniak        2,680,054,075   72,621,799        0
Minor M. Shaw            2,680,402,097   72,273,776        0
Anthony M. Santomero     2,679,633,235   73,042,638        0


Item 77D/77Q1(b) - Policies with Respect to Securities Investments:

On February 26, 2010, a Form Type 485BOS, (Accession No. 0001193125-10 -042788), post-effective amendment number 7 to the registration statement of Columbia Funds Series Trust II on behalf of the Funds was filed with the SEC. It is hereby incorporated by reference as part of the response to this Items 77D and 77Q1(b) of Form N-SAR. The post-effective amendment disclosed, among other things, certain changes that were made to the policies with respect to security investments of the Funds.


Item 77E - Legal Proceedings:

In June 2004, an action captioned John E. Gallus et al. v. American Express Financial Corp. and American Express Financial Advisors Inc. was filed in the United States District Court for the District of Arizona. The plaintiffs allege that they are investors in several American Express Company (now known as RiverSource) mutual funds and they purport to bring the action derivatively on behalf of those funds under the Investment Company Act of 1940. The plaintiffs allege that fees allegedly paid to the defendants by the funds for investment advisory and administrative services are excessive. The plaintiffs seek remedies including restitution and rescission of investment advisory and distribution agreements. The plaintiffs voluntarily agreed to transfer this case to the United States District Court for the District of Minnesota (the District Court). In response to defendants' motion to dismiss the complaint, the District Court dismissed one of plaintiffs' four claims and granted plaintiffs limited discovery. Defendants moved for summary judgment in April 2007. Summary judgment was granted in the defendants' favor on July 9, 2007. The plaintiffs filed a notice of appeal with the Eighth Circuit Court of Appeals
(the Eighth Circuit) on August 8, 2007. On April 8, 2009, the Eighth Circuit reversed summary judgment and remanded to the District Court for further proceedings. On August 6, 2009, defendants filed a writ of certiorari with the U.S. Supreme Court (the Supreme Court), asking the Supreme Court to stay the District Court proceedings while the Supreme Court considers and rules in a case captioned Jones v. Harris Associates, which involves issues of law similar to those presented in the Gallus case. On March 30, 2010, the Supreme Court issued its ruling in Jones v. Harris Associates, and on April 5, 2010, the Supreme Court vacated the Eighth Circuit's decision in the Gallus case and remanded the case to the Eighth Circuit for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates.

In December 2005, without admitting or denying the allegations, American Express Financial Corporation (AEFC, which is now known as Ameriprise Financial, Inc. (Ameriprise Financial)), entered into settlement agreements with the Securities and Exchange Commission
(SEC) and Minnesota Department of Commerce (MDOC) related to market timing activities. As a result, AEFC was censured and ordered to cease and desist from committing or causing any violations of certain provisions of the Investment Advisers Act of 1940, the Investment Company Act of 1940, and various Minnesota laws. AEFC agreed to pay disgorgement of $10 million and civil money penalties of $7 million. AEFC also agreed to retain an independent distribution consultant to assist in developing a plan for distribution of all disgorgement and civil penalties ordered by the SEC in accordance with various undertakings detailed at http://www.sec.gov/litigation/ admin/ia-2451.pdf. Ameriprise Financial and its affiliates have cooperated with the SEC and the MDOC in these legal proceedings, and have made regular reports to the RiverSource Funds' Boards of Directors/Trustees.

There can be no assurance that these matters, or the adverse publicity associated with them, will not result in increased fund redemptions, reduced sale of fund shares or other adverse consequences to the Funds. Further, although we believe proceedings are not likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds, these proceedings are subject to uncertainties and, as such, we are unable to estimate the possible loss or range of loss that may result. An adverse outcome in one or more of these proceedings could result in adverse judgments, settlements, fines, penalties or other relief that could have a material adverse effect on the consolidated financial condition or results of operations of Ameriprise Financial.


Item 77Q1(e) - New or amended Registrant investment advisory contracts (the Funds):

              INVESTMENT MANAGEMENT SERVICES AGREEMENT
                   COLUMBIA FUNDS SERIES TRUST II

	This Agreement, dated as of May 1, 2010, is by and between Columbia Management Investment Advisers, LLC (formerly known as RiverSource Investments, LLC) (the "Investment Manager"), a Minnesota limited liability company and Columbia Funds Series Trust II (the "Registrant"), a Delaware statutory trust, on behalf of its underlying series listed in Schedule A (the term "Fund" or "Funds" is used to refer to either the Registrant or its underlying series, as context requires).

Part One: INVESTMENT MANAGEMENT AND OTHER SERVICES

(1) 	The Fund hereby retains the Investment Manager, and the
Investment Manager hereby agrees, for the period of this Agreement and under the terms and conditions hereinafter set forth, to furnish the Fund continuously with investment advice; to determine, consistent with the Fund's investment objectives, strategies and policies as from time to time set forth in its then-current prospectus or statement of additional information, or as otherwise established by the Board of Directors/Trustees (the "Board"), which investments, in the Investment Manager's discretion, shall be purchased, held or sold, and to execute or cause the execution of purchase or sell orders; to recommend changes to investment objectives, strategies and policies to the Board, as the Investment Manager deems appropriate; to perform investment research and prepare and make available to the Fund research and statistical data in connection therewith; and to furnish all other services of whatever nature that the Investment Manager from time to time reasonably determines to be necessary or useful in connection with the investment management of the Fund as provided under this Agreement; subject always to oversight by the Board and the authorized officers of the Fund. The Investment Manager agrees: (a) to maintain an adequate organization of competent persons to provide the services and to perform the functions herein mentioned (to the extent that such services and functions have not been delegated to a subadviser); and
(b) to maintain adequate oversight over any subadvisers hired to provide services and to perform the functions herein mentioned. The Investment Manager agrees to meet with any persons at such times as the Board deems appropriate for the purpose of reviewing the Investment Manager's performance under this Agreement and will prepare and furnish to the Board such reports, statistical data and other information relating to the investment management of the Fund in such form and at such intervals as the Board may reasonably request. The Fund agrees that the Investment Manager may, at its own expense, subcontract for certain of the services described under this Agreement (including with affiliates of the Investment Manager) with the understanding that the quality and scope of services required to be provided under this Agreement shall not be diminished thereby, and also with the understanding that the Investment Manager shall obtain such approval from the Board and/or Fund shareholders as is required by applicable law, rules and regulations promulgated thereunder, terms of this Agreement, resolutions of the Board and commitments of the Investment Manager. The Investment Manager agrees that, in the event it subcontracts with another party for some or all of the investment management services contemplated by this Agreement with respect to the Fund in reliance on its "manager-of-managers" exemptive order (Investment Company Act Release No. 25664 (July 16, 2002)) or a subsequent order containing such conditions, the Investment Manager will retain overall supervisory responsibility for the general management and investment of the Fund and, subject to review and approval by the Board, will set the Fund's overall investment strategies (consistent with the Fund's then-current prospectus and statement of additional information); evaluate, select and recommend one or more subadvisers to manage all or a portion of the Fund's assets; when appropriate, allocate and reallocate the Fund's assets among multiple subadvisers; monitor and evaluate the investment performance of subadvisers; and implement procedures reasonably designed to ensure that the subadvisers comply with the Fund's investment objectives, policies and restrictions.

(2)	The Investment Manager shall comply (or cause the Fund to
comply, as applicable) with all applicable law, including but not limited to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the "1940 Act"), the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder, the 1933 Act, and the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Fund as a regulated investment company.

(3)	The Investment Manager shall allocate investment opportunities among its clients, including the Fund, in a fair and equitable manner, consistent with its fiduciary obligations to clients. The Fund recognizes that the Investment Manager and its affiliates may from time to time acquire information about issuers or securities that it may not share with, or act upon for the benefit of, the Fund.

(4)	The Investment Manager agrees to vote proxies and to provide or withhold consents, or to provide such support as is required or requested by the Board in conjunction with voting proxies and providing or withholding consents, solicited by or with respect to the issuers of securities in which the Fund's assets may be invested from time to time, as directed by the Board from time to time.

(5) 	The Investment Manager agrees that it will maintain all required records, memoranda, instructions or authorizations relating to the management of the assets for the Fund, including with respect to the acquisition or disposition of securities. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Manager hereby agrees that all records that it maintains for each Fund under this Agreement are the property of the Registrant and further agrees to surrender promptly to the Registrant any of such records upon request.

(6) 	The Fund agrees that it will furnish to the Investment Manager any information that the latter may reasonably request with respect to the services performed or to be performed by the Investment Manager under this Agreement.

(7) 	In selecting broker-dealers for execution, the Investment Manager will seek to obtain best execution for securities transactions on behalf of the Fund, except where otherwise directed by the Board. In selecting broker-dealers to execute transactions, the Investment Manager may consider not only available prices (including commissions or mark-up), but also other relevant factors such as, without limitation, the characteristics of the security being traded, the size and difficulty of the transaction, the execution, clearance and settlement capabilities as well as the reputation, reliability, and financial soundness of the broker-dealer selected, the broker-dealer's risk in positioning a block of securities, the broker-dealer's execution service rendered on a continuing basis and in other transactions, the broker-dealer's expertise in particular markets, and the broker-dealer's ability to provide research services. To the extent permitted by law, and consistent with its obligation to seek best execution, the Investment Manager may, except where otherwise directed by the Board, execute transactions or pay a broker-dealer a commission or markup in excess of that which another broker-dealer might have charged for executing a transaction provided that the Investment Manager determines, in good faith, that the execution is appropriate or the commission or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or the Investment Manager's overall responsibilities with respect to the Fund and other clients for which it acts as investment adviser. The Investment Manager shall not consider the sale or promotion of shares of the Fund, or other affiliated products, as a factor in the selection of broker dealers through which transactions are executed.

(8) 	Except for willful misfeasance, bad faith or negligence on
the part of the Investment Manager in the performance of its duties, or reckless disregard by the Investment Manager of its obligations and duties, under this Agreement, neither the Investment Manager, nor any of its respective directors, officers, partners, principals, employees, or agents shall be liable for any acts or omissions or for any loss suffered by the Fund or its shareholders or creditors.
To the extent permitted by applicable law, each of the Investment Manager, and its respective directors, officers, partners, principals, employees and agents, shall be entitled to rely, and shall be protected from liability in reasonably relying, upon any information or instructions furnished to it (or any of them as individuals) by the Fund or its agents which is believed in good faith to be accurate and reliable. The Fund understands and acknowledges that the Investment Manager does not warrant any rate of return, market value or performance of any assets in the Fund. Notwithstanding the foregoing, the federal securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall constitute a waiver of any right which the Fund may have under such laws or regulations.

Part Two:  COMPENSATION TO THE INVESTMENT MANAGER

(1) 	The Fund agrees to pay to the Investment Manager, in full payment for the services furnished, a fee as set forth in Schedule A.

(2) 	The fee shall be accrued daily (unless otherwise directed by the
Board consistent with the prospectus and statement of additional information of the Fund) and paid on a monthly basis and, in the event of the effectiveness or termination of this Agreement, in whole or in part with respect to any Fund, during any month, the fee paid to the Investment Manager shall be prorated on the basis of the number of days that this Agreement is in effect during the month with respect to which such payment is made.

(3)	The fee provided for hereunder shall be paid in cash by the Fund to the Investment Manager within five business days after the last day of each month.

Part Three:  ALLOCATION OF EXPENSES

(1) 	The Investment Manager shall (a) furnish at its expense such office space, supplies, facilities, equipment, clerical help and other personnel and services as are required to render the services contemplated to be provided by it pursuant to this Agreement and (b) pay the compensation of the trustees or officers of the Fund who are directors, officers or employees of the Investment Manager (except to the extent the Board of the Fund shall have specifically approved the payment by the Fund of all or a portion of the compensation of the Fund's chief compliance officer or other officer(s)). Except to the extent expressly assumed by the Investment Manager, and except to the extent required by law to be paid or reimbursed by the Investment Manager, the Investment Manager shall have no duty to pay any Fund operating expenses incurred in the organization and operation of the Fund.

Part Four: MISCELLANEOUS

(1) 	The Investment Manager shall be deemed to be an independent
contractor and, except as expressly provided or authorized in this Agreement or otherwise, shall have no authority to act for or represent the Fund.

(2) 	The Fund acknowledges that the Investment Manager and its
affiliates may perform investment advisory services for other clients, so long as the Investment Manager's services to the Fund under this Agreement are not impaired thereby. The Investment Manager and its affiliates may give advice or take action in the performance of duties to other clients that may differ from advice given, or the timing and nature of action taken, with respect to the Fund, and the Investment Manager and its affiliates and their respective clients may trade and have positions in securities of issuers where the Fund may own equivalent or related securities, and where action may or may not be taken or recommended for the Fund. Nothing in this Agreement shall be deemed to impose upon the Investment Manager or any of its affiliates any obligation to purchase or sell, or recommend for purchase or sale for the Fund, any security or any other property that the Investment Manager or any of its affiliates may purchase, sell or hold for its own account or the account of any other client.

(3) 	Neither this Agreement nor any transaction pursuant hereto shall be invalidated or in any way affected by the fact that Board members, officers, agents and/or shareholders of the Fund are or may be interested in the Investment Manager or any successor or assignee thereof, as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of the Investment Manager are or may be interested in the Fund as Board members, officers, shareholders or otherwise; or that the Investment Manager or any successor or assignee is or may be interested in the Fund as shareholder or otherwise, provided, however, that neither the Investment Manager, nor any officer, Board member or employee thereof or of the Fund, shall knowingly sell to or buy from the Fund any property or security other than shares issued by the Fund, except in accordance with applicable regulations, United States Securities and Exchange Commission ("SEC") orders or published SEC staff guidance.

(4) 	Any notice under this Agreement shall be given in writing,
addressed and delivered, or mailed postpaid, to the party to this Agreement entitled to receive such, at such party's principal place of business, or to such other address as either party may designate in writing mailed to the other in accordance with this Paragraph (4).

(5) 	All information and advice furnished by the Investment Manager to the Fund under this Agreement shall be confidential and shall not be disclosed to unaffiliated third parties, except as required by law, order, judgment, decree, or pursuant to any rule, regulation or request of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization. All information furnished by the Fund to the Investment Manager under this Agreement shall be confidential and shall not be disclosed to any unaffiliated third party, except as permitted or required by the foregoing, where it is necessary to effect transactions or provide other services to the Fund, or where the Fund requests or authorizes the Investment Manager to do so. The Investment Manager may share information with its affiliates in accordance with its privacy and other relevant policies in effect from time to time.

(6) 	This Agreement shall be governed by the internal substantive laws of the Commonwealth of Massachusetts without regard to the conflicts of laws principles thereof.

(7) 	The names "Columbia Funds Series Trust II" and "Board Members of Columbia Funds Series Trust II" refer respectively to the Registrant created by the Declaration of Trust and the Board Members as Board Members but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Registrant arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Registrant and that no Board Member, officer or shareholder shall be personally liable for any such liabilities. All persons dealing with any Fund of the Registrant must look solely to the property belonging to such Fund for the enforcement of any claims against the Registrant.

(8)	If any term, provision, agreement, covenant or restriction of this Agreement is held by a court or other authority of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(9)	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes and all of which, taken together, shall constitute one and the same instrument.

Part Five: RENEWAL AND TERMINATION

(1) 	This Agreement shall continue in effect for two years from the date of its execution, and from year to year thereafter, unless and until terminated by either party as hereinafter provided, only if such continuance is specifically approved at least annually (a) by the Board or by a vote of the majority of the outstanding voting securities of the Fund and (b) by the vote of a majority of the Board members who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term "interested person" shall have the same meaning as set forth in the 1940 Act and any applicable order or interpretation thereof issued by the SEC or its staff. As used in this agreement, the term "majority of the outstanding voting securities of the Fund" shall have the same meaning as set forth in the 1940 Act.

(2) 	This Agreement may be terminated, with respect to any Fund, by either the Fund or the Investment Manager at any time by giving the other party 60 days' written notice of such intention to terminate, provided that any termination shall be made without the payment of any penalty, and provided further that termination may be effected either by the Board or by a vote of the majority of the outstanding voting securities of the Fund.

(3) 	This Agreement shall terminate in the event of its assignment, the term "assignment" for this purpose having the same meaning as set forth in the 1940 Act, unless the SEC issues an order exempting such assignment from the provisions of the 1940 Act requiring such termination, in which case this Agreement shall remain in full force and effect, subject to the terms of such order.

(4) 	Except as prohibited by the 1940 Act, this Agreement may be
amended with respect to any Fund upon written agreement of the Investment Manager and the Trust, on behalf of that Fund.

Part Six: Use of Name

(1)	At such time as this Agreement or any extension, renewal or
amendment hereof, or any similar agreement with any organization which shall have succeeded to the business of the Investment Manager, shall no longer be in effect, the Fund will cease to use any name derived from the name of the Investment Manager or of any organization which shall have succeeded to the Investment Manager's business as investment adviser.

[Signature Page Follows]


	IN WITNESS THEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.


					COLUMBIA FUNDS SERIES TRUST II
					on behalf of the Funds


					By:  /s/ Michael G. Clarke
					Name:	Michael G. Clarke
					Title:	Senior Vice President
                                                and Chief Financial
						Officer


                                        COLUMBIA MANAGEMENT
                                        INVESTMENT ADVISERS, LLC


					By:  /s/ Amy K. Johnson
					Name:	Amy K. Johnson
					Title: 	Senior Vice President



                                  Schedule A

              Fund                       Assets      Rate of Fee 1

Columbia Retirement 2005 Portfolio     All assets       0.10%

Columbia Retirement 2010 Portfolio     All assets       0.10%

Columbia Retirement 2015 Portfolio     All assets       0.10%

Columbia Retirement 2020 Portfolio     All assets       0.10%

Columbia Retirement 2025 Portfolio     All assets       0.10%

Columbia Retirement 2030 Portfolio     All assets       0.10%

Columbia Retirement 2035 Portfolio     All assets       0.10%

Columbia Retirement 2040 Portfolio     All assets       0.10%


1 Annual rates based on a percentage of the Fund's average daily net assets.

Investment Management Services Agreement